News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com
Otelco to Acquire Country Road Communications

ONEONTA, Alabama (August 7, 2008) - Otelco Inc. (NASDAQ: OTT; TSX: OTT.un) today announced it has entered into a Stock Purchase Agreement (the “Agreement”) with Country Road Communications LLC. Country Road is a leading provider of advanced telecommunications services to the communities it serves which are located in Maine, Massachusetts and West Virginia. Pursuant to the Agreement, Otelco will acquire 100% of the outstanding capital stock of Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. from Country Road. The consideration for the purchase is $101,329,000, payable in cash at closing, subject to adjustments as provided in the Agreement.

The acquisition of the Country Road subsidiaries will add more than 23,000 Rural Local Exchange Carrier (RLEC) voice and data access lines; 6,000 retail Competitive Local Exchange Carrier (CLEC) voice and data access lines; and 82,000 wholesale CLEC connections.

“Country Road is a great complement to our existing rural telephone and CLEC operations in Maine and is an important step in our expansion in the New England region,” said Mike Weaver, President and CEO of Otelco. “Country Road’s commitment to providing excellent customer service and delivering high quality telecommunications and Internet services to residential and business customers is consistent with Otelco’s commitment to its customers.

“From a strategic perspective, the acquisition of Country Road adds attractive markets in New England and strengthens our existing operations in the region. In addition, it reaffirms to investors that we continue to pursue a disciplined acquisition strategy, focusing on cash accretive opportunities. The completion of this transaction will increase our free cash flow and improve our payout ratio which will enhance our ability to maintain our dividend while also creating additional excess cash flow to support our growth,” added Weaver.

“Country Road’s operations, which consist of four RLECs and one CLEC, are similar to Otelco’s existing operations in Maine and represent a well balanced business mix, with the revenue stability provided by the RLECs and the attractive growth opportunities provided by the CLEC,” noted Weaver.

Otelco to Acquire Country Road Communication

August 7, 2008

“Finally, the combination of Country Road’s infrastructure with the extensive fiber network of our current Maine operation creates a more diverse and robust network platform for our existing customers and provides additional opportunities for expanding our services to new markets and increasing our penetration in the markets we currently serve,” Weaver commented.

Country Road Business Overview:

Country Road provides telecommunications services through the following subsidiaries:

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The operations of Pine Tree Telephone and Saco River Telephone together form Country Road’s Maine RLEC cluster. Pine Tree’s franchise area is comprised of approximately 120 square miles located 25 miles from Portland, serving six towns from three exchanges in Gray, West Gray and New Gloucester. Saco River’s franchise area is comprised of approximately 110 square miles located approximately 17 miles from Portland, serving seven towns from three exchanges in Bar Mills, Waterboro and West Buxton.

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CRC Communications of Maine, operating under the Pine Tree Networks brand, is a CLEC and provides integrated communications services directly to small and medium enterprises and, on a wholesale basis, to other multi-system operators in Maine.

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Country Road’s Granby Holdings subsidiary operates as an RLEC and is located approximately 12 miles from Springfield, Massachusetts, serving the town of Granby (approximately 28 square miles) from one exchange.

•	Country Road’s War Telephone Company subsidiary operates as an RLEC and is approximately 25 miles from Bluefield, West Virginia, serving the town of War from one exchange.

Otelco intends to finance the transaction with additional senior debt and has obtained a commitment for the financing from a group of lenders led by GE Commercial Finance’s Media, Communications and Entertainment business. In July 2007, Otelco sold 3,000,000 additional Income Deposit Securities, using the proceeds to reduce senior debt in preparation for additional acquisition opportunities.

Consummation of the proposed transaction is subject to customary closing conditions, regulatory approvals and funding of the senior debt commitment. The transaction has been approved by the Boards of Directors of both companies and is expected to close in the fourth quarter of 2008.

Oppenheimer & Co. Inc. acted as the exclusive financial advisor to Otelco Inc., and Miller Buckfire & Co., LLC acted as the exclusive financial advisor to Country Road Communications, LLC.

Otelco will hold a conference call today August 7, 2008 at 2:30 p.m. (Eastern Time) to further discuss this transaction. To listen to the call, participants should dial 303-262-2075 and ask for the Otelco call 10 minutes prior to the start of the call. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.OtelcoInc.com or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days. A one-week telephonic replay may also be accessed by calling 303-590-3000 and using the passcode 11118472#.

Otelco to Acquire Country Road Communication

August 7, 2008

ABOUT OTELCO

Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telephone services in Alabama, Maine and Missouri. The Company’s services include local and long distance telephone, network access, transport, digital high-speed data and dial-up Internet access, cable television and other telephone related services. With more than 69,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 40 largest local exchange carriers in the United States based on number of access lines. Otelco operates six incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. It also provides competitive telecommunications services through several subsidiaries. For more information, visit the Company’s web site at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could affect the timing of the acquisition or the satisfaction of the conditions to the acquisition, or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief," "expects," 'intends," "anticipates," "plans," or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

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